Exhibit 23.1


              Form of Independent Auditors' Consent


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of Sovereign Bancorp, Inc. for the registration of up to a maximum of 5,896,262 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 1998, with respect to the financial statements and schedules of Sovereign included in its Annual Report (Form 10-K) for the year ended December 31, 1997, and our report dated May __, 1998, with respect to the supplemental consolidated financial statements of Sovereign included in its Current Report (Form 8-K) dated May __, 1998, both filed with the Securities and Exchange Commission and incorporated by reference in this Registration Statement.


                                   Ernst & Young LLP

Harrisburg, Pennsylvania
April __, 1998